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                 July 19, 2022

       Jason DiBona
       Chief Executive Officer
       AeroClean Technologies, Inc.
       10455 Riverside Drive
       Palm Beach Gardens, FL 33410

                                                        Re: AeroClean
Technologies, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 11, 2022
                                                            File No. 333-266086

       Dear Mr. DiBona:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Josh Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology